Exhibit 99.1

Rosetta Resources Inc. Announces 2013 Financial and Operational Results and Reaffirms 2014 Outlook

•	Grew annual daily production and proved reserves by 34 percent and 39 percent, respectively, versus 2012

•	Replaced 528 percent of production from all sources; 402 percent through drill bit

•	Increased total project inventory by 59 percent to 790 MMBoe

•	Added two additional Upper Eagle Ford pilot test areas

•	Reaffirms 2014 capital, volume and expense guidance

HOUSTON, February 24, 2014 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported fourth quarter 2013 net income of $29.5 million, or $0.48 per diluted share, versus net income of $42.3 million, or $0.80 per diluted share, for the same period in 2012.  Adjusted net income (non-GAAP) for the quarter was $51.0 million, or $0.83 per diluted share, versus $42.0 million, or $0.79 per diluted share in 2012. The increase in non-GAAP net income was primarily due to production growth in core areas.

For the year ended December 31, 2013, Rosetta reported net income of $199.4 million, or $3.39 per diluted share, versus net income of $159.3 million, or $3.01 per diluted share, for the same period in 2012.  Adjusted net income (non-GAAP) for the year was $227.9 million, or $3.87 per diluted share, versus $2.77 per diluted share in 2012.  Adjusted net income increased versus 2012 primarily due to increased production and higher oil and gas prices.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“In 2013, Rosetta was successful in expanding our operations into a new basin that added a significant number of future growth locations to our project inventory.  Our entry into the Delaware Basin provides a core asset in an oil-rich unconventional resource area that is complementary to our core Eagle Ford position, and we are accelerating development programs in both areas,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “As we grow our operations, project execution and financial discipline will be a priority which will position Rosetta to continue to deliver strong returns and long-term shareholder value.”

2013 Fourth Quarter and Full Year Results

Production for the quarter averaged a record 52 thousand barrels of oil equivalent per day (“MBoe/d”), an increase of 17 percent from the same period in 2012 and 2 percent from the prior quarter. Production for the year averaged 50 MBoe/d, up 34 percent from 2012. The increase for all periods was a result of production growth from the ongoing development of the Company’s Eagle Ford assets and production from the acquired Permian Basin assets. Oil production in 2013 averaged 14 thousand barrels (“MBbls”) per day, an increase of 43 percent from 2012.  Natural gas liquids (“NGLs”) daily production also increased by 43 percent compared to the prior year.  A summary of the Company’s quarterly and annual production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

Revenues for the fourth quarter of 2013 were $204.8 million compared to $178.3 million for the same period in 2012.  Fourth quarter revenues including realized derivatives were $217.9 million in 2013 and $177.7 million in 2012.  During the quarter, 82 percent of revenue was generated from oil, condensate and NGL sales, including the effects of realized derivatives, as compared to 81 percent for the comparable period in the prior year.

For full-year 2013, revenues were $814.0 million compared to $613.5 million for the same period in 2012.  Full-year revenues, including realized derivatives were $830.4 million in 2013 and $593.8 million in 2012. For the year, 82 percent of revenue was generated from oil, condensate and NGL sales, including the effects of realized derivatives, as compared to 81 percent a year ago.

Direct lease operating expense (“LOE”) for the fourth quarter was $2.61 per barrel of oil equivalent (“BOE”), a decrease of eight percent versus the third quarter on a per-unit basis.  For full-year 2013, direct LOE increased by three percent to $2.49 per BOE primarily due to the addition of Permian operations in the second half of the year.  Direct LOE for Eagle Ford operations decreased by seven percent to $1.81 per BOE versus the prior year.  A summary of the Company’s production and operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

2013 Proved Reserves

As previously reported, proved reserves as of December 31, 2013 increased by 39 percent to 279 million barrels of oil equivalent (“MMBoe”), comprised of 66 million barrels of crude oil and condensate, 99 million barrels of natural gas liquids and 677 Bcf of natural gas. Of the total proved reserves, 60 percent are liquids and 32 percent are classified as proved developed.  Included in the total are 83 MMBoe of reserves additions, primarily from development success in the Eagle Ford shale, 23 MMBoe of reserves acquired during the year, and 11 MMBoe in net downward revisions. The revisions are primarily associated with changes in projected condensate yields within the north central area of Gates Ranch.

Rosetta replaced 528 percent of production from all sources including net reserve additions from drilling activity, price revisions, proved acquisitions and performance revisions.  Finding and development costs, excluding proved acquisitions, totaled approximately $12 per Boe to organically replace 402 percent of production.  The estimated standardized measure of discounted future net cash flows from Rosetta's proved reserves at December 31, 2013 was $2.3 billion, representing an increase of 25 percent from the prior year.

In 2013, the Company also achieved significant growth in total project inventory with approximately 790 MMBoe of net risked resources, including proved undeveloped reserves. The amount reflects a 59 percent increase to the inventory portfolio as compared to year-end 2012.

Operational Update

In the fourth quarter of 2013, Rosetta made capital investments of approximately $293 million, drilling 53 gross operated wells and completing 41 wells.  Capital spending for full-year 2013 totaled $899 million, excluding acquisitions.  The Company drilled a total of 150 gross operated wells and completed 113 gross wells.  Capital spending included $600 million for drilling and completion activity in the Eagle Ford shale where 111 wells were drilled and 79 completed.  The capital program also included approximately $66 million for facilities projects.  Several central production facilities were constructed or upgraded during 2013 to handle the increased Eagle Ford production.

EAGLE FORD

The Company operated five to seven rigs in the Eagle Ford area during the quarter.  At the end of the quarter, 61 drilled wells were awaiting completion up from 53 in the prior quarter. The following table details Rosetta's Eagle Ford gross well completion activity by area as of December 31, 2013:

	4Q 2013 Completed	2013 Completed	Completed To Date	Drilled Awaiting Completion
Gates Ranch	16	44	140	28
Briscoe Ranch	3	12	16	16
Karnes Trough	1	9	26	0
Central Dimmit	0	7	12	7
Tom Hanks	3	4	4	10
Lopez	2	3	3	0
Encinal	0	0	4	0
Eagle Ford	25	79	205	61

Daily production from the Eagle Ford was 48 MBoe/d in the fourth quarter, an increase of nine percent from the prior year and flat versus the prior quarter.  Twenty-five gross wells were completed in the fourth quarter and 79 wells were completed during 2013.  At Gates Ranch, 16 wells were completed and no wells were added to the total of 28 drilled wells awaiting completion at year-end 2013.  Three wells were completed in the fourth quarter at Briscoe Ranch with 12 total wells completed during 2013.  Also, development continues in both the Lopez area and the Tom Hanks lease where ten total wells have now been drilled and completion activities are currently underway.

Well performance on Rosetta’s largest Eagle Ford asset at Gates Ranch in Webb County continues to be in line with expectations at 55-acre well spacing. Approximately 292 of the estimated 432 Gates Ranch lower Eagle Ford well locations remain to be completed.  Gates Ranch well spacing tests continue with two Upper Eagle Ford pilots on production.  A third Upper Eagle Ford pilot area was drilled during the fourth quarter and will soon be placed on production.  The Gates Ranch Upper Eagle Ford pilot areas are being closely monitored by the Company’s technical teams and plans are to update progress on the initial two pilots later this year.

On the L&E lease in central Dimmit County, a fourth Upper Eagle Ford pilot has been drilled and is now on production.  Also in Dimmit County, 32 of the 68 planned well locations at Briscoe Ranch have been drilled with 16 on production and 16 awaiting completion.  In 2013, Rosetta successfully delineated the Tom Hanks acreage in LaSalle County and full development is underway. Four wells were completed in 2013 and by yearend 10 wells had been drilled and are waiting on completion.

Since beginning operations in the Eagle Ford area, Rosetta has completed 205 gross horizontal Eagle Ford wells as of December 31, 2013.  Approximately 76 percent of the Company’s identified Eagle Ford inventory locations, excluding Upper Eagle Ford, remain to be drilled and completed.  In 2014, the Company expects to drill and complete about 14 percent of the remaining lower Eagle Ford locations.

PERMIAN BASIN

Rosetta’s production from the Permian averaged approximately 3 MBoe/d in the fourth quarter, an increase of 55 percent from the third quarter.  The Company operated five to six rigs in the Delaware Basin area during the fourth quarter.  During the quarter, 20 gross wells were drilled including 18 vertical wells and 15 gross vertical wells were completed.  The Company also completed one gross operated horizontal well in the fourth quarter.

Rosetta is currently operating three horizontal rigs in Reeves County, including one rig drilling the initial well of the Company’s first multi-well pad to begin testing well spacing.  Also, completion operations are underway on the second of three horizontal Wolfcamp wells spud during the fourth quarter of 2013.  Approximately 91 percent of Rosetta’s identified Permian net horizontal and vertical inventory locations remain to be drilled and completed.

Financing and Derivatives Update

At the end of 2013, the Company’s borrowing base and committed amount totaled $800 million under Rosetta’s Senior Revolving Credit Facility (“Credit Facility”).  On February 24, 2014, Rosetta had no borrowings outstanding with $800 million available for borrowing under the Credit Facility.

During January 2014, Rosetta placed additional derivative swap positions for 2015 NGL production and 2016 gas production.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of February 24, 2014.

2014 Outlook

Rosetta’s 2014 capital budget is $1.1 billion, excluding acquisition capital. The previously announced capital program is based on a four to five-rig Eagle Ford program and plans to drill and complete roughly 90 – 95 gross wells.  During 2014, the Company does not expect to increase its current count of Eagle Ford drilled wells awaiting completion.  The budget also includes a six-rig Permian program, including plans to drill and complete approximately 50 – 55 gross operated wells in the Delaware Basin, about half of which are horizontal wells.

Rosetta’s capital project activity in 2014 will benefit from further improvements in drilling and completion costs achieved during 2013.  Eagle Ford total well costs decreased by $0.5 million per well and now range from $6.0 - $6.5 million per well, assuming average 5,000-foot laterals and 15 completion stages.  Permian vertical well costs have also declined as originally projected and are currently averaging $3.6 million, with more recent well cost estimates approaching $3.2 million per well.

The Company reaffirms the planned capital spending level and the previously announced full year 2014 production guidance range of 60 – 65 MBoe/d.  The average oil ratio is expected to be approximately 30 percent in 2014 with total liquids estimated at 63 percent.  The Company’s cost per unit expense guidance for full year 2014 outlined in the attached “Summary of Guidance” table is also reaffirmed.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns well delineated positions in the Eagle Ford area in South Texas and in the Permian Basin.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets acquired in the Permian; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; changes in commodity prices that were not anticipated in the acquisition of the assets and operations in the Permian; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$193,784	$36,786
Accounts receivable	122,677	103,828
Derivative instruments	4,307	14,437
Prepaid expenses	9,860	5,742
Deferred income taxes	27,976	311
Other current assets	1,284	1,456
Total current assets	359,888	162,560
Oil and natural gas properties using the full cost method of accounting:
Proved properties	3,951,397	2,829,431
Unproved/unevaluated properties, not subject to amortization	755,438	95,540
Gathering systems and compressor stations	168,730	104,978
Other fixed assets	26,362	16,346
	4,901,927	3,046,295
Accumulated depreciation, depletion and amortization, including impairment	(2,020,879)	(1,808,190)
Total property and equipment, net	2,881,048	1,238,105

Other assets:
Debt issuance costs	25,602	7,699
Derivative instruments	5,458	6,790
Other long-term assets	4,622	262
Total other assets	35,682	14,751
Total assets	$3,276,618	$1,415,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$190,950	$122,210
Royalties and other payables	78,264	61,637
Derivative instruments	4,913	-
Total current liabilities	274,127	183,847
Long-term liabilities:
Derivative instruments	433	563
Long-term debt	1,500,000	410,000
Deferred income taxes	136,407	10,086
Other long-term liabilities	17,317	6,921
Total liabilities	$1,928,284	$611,417

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2013 or 2012	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 62,032,162 shares and 53,145,853 shares at December 31, 2013 and 2012, respectively	61	53
Additional paid-in capital	1,182,672	830,539
Treasury stock, at cost; 724,755 shares and 581,717 shares at December 31, 2013 and 2012, respectively	(24,592)	(17,479)
Accumulated other comprehensive loss	(108)	(63)
Retained earnings (Accumulated deficit)	190,301	(9,051)
Total stockholders' equity	1,348,334	803,999
Total liabilities and stockholders' equity	$3,276,618	$1,415,416

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Oil sales	$475,119	$318,782	$156,284
NGL sales	198,966	160,461	125,301
Natural gas sales	147,028	93,711	163,382
Derivative instruments	(7,095)	40,545	1,233
Total revenues	814,018	613,499	446,200
Operating costs and expenses:
Lease operating expense	53,336	35,138	28,822
Treating and transportation	71,338	51,826	22,316
Taxes, other than income	31,075	24,013	18,151
Depreciation, depletion and amortization	218,571	154,223	123,244
Reserve for commercial disputes	20,450	-	-
General and administrative costs	73,043	68,731	75,256
Total operating costs and expenses	467,813	333,931	267,789
Operating income	346,205	279,568	178,411
Other expense (income):
Interest expense, net of interest capitalized	35,957	24,316	21,291
Interest income	(2)	(7)	(42)
Other expense, net	314	60	903
Total other expense	36,269	24,369	22,152

Income before provision for income taxes	309,936	255,199	156,259
Income tax expense	110,584	95,904	55,713
Net income	$199,352	$159,295	$100,546

Earnings per share:
Basic	$3.40	$3.03	$1.93
Diluted	$3.39	$3.01	$1.91

Weighted average shares outstanding:
Basic	58,571	52,496	51,996
Diluted	58,830	52,887	52,616

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$199,352	$159,295	$100,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	218,571	154,223	123,244
Deferred income taxes	100,876	95,904	56,170
Amortization of deferred loan fees recorded as interest expense	8,421	2,856	2,248
Stock-based compensation expense	10,979	18,539	29,010
Loss (gain) due to change in fair value of derivative instruments	16,345	(19,662)	(12,124)
Change in operating assets and liabilities:
Accounts receivable	(18,849)	(26,454)	(41,215)
Prepaid expenses	21	(2,780)	(226)
Other current assets	172	680	287
Long-term assets	(108)	650	(450)
Accounts payable and accrued liabilities	37,370	(19,997)	765
Royalties and other payables	16,627	10,948	37,409
Other long-term liabilities	3,413	(3,572)	(8,863)
Income taxes	(2,181)	-	-
Derivative instruments	-	-	12,736
Net cash provided by operating activities	591,009	370,630	299,537
Cash flows from investing activities:
Acquisitions of oil and gas assets	(956,892)	-	-
Additions to oil and gas assets	(871,092)	(622,168)	(432,951)
Disposals of oil and gas assets	(1,304)	88,527	242,588
Net cash used in investing activities	(1,829,288)	(533,641)	(190,363)
Cash flows from financing activities:
Borrowings on Credit Facility	670,000	290,000	-
Payments on Credit Facility	(880,000)	(110,000)	(100,000)
Repayments on Restated Term Loan	-	(20,000)	-
Issuance of Senior Notes	1,300,000	-	-
Proceeds from issuance of common stock	329,008	-	-
Deferred loan fees	(28,280)	(1,980)	(3,150)
Proceeds from stock options exercised	4,981	910	3,792
Purchases of treasury stock	(7,113)	(6,183)	(4,400)
Excess tax benefit from share-based awards	6,681	-	-
Net cash provided by (used in) financing activities	1,395,277	152,747	(103,758)

Net increase (decrease) in cash	156,998	(10,264)	5,416
Cash and cash equivalents, beginning of year	36,786	47,050	41,634
Cash and cash equivalents, end of year	$193,784	$36,786	$47,050

Supplemental disclosures:
Cash paid for interest expense, net of capitalized interest	$24,824	$20,834	$19,044
Cash paid (received) for income taxes	$2,941	$(105)	$(405)

Supplemental non-cash disclosures:
Capital expenditures included in Accounts payable and accrued liabilities	$118,725	$88,844	$57,546

 Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change Increase/ (Decrease)	2013	2012	% Change Increase/ (Decrease)

Daily production by area (Boe/d):
Eagle Ford	48,065	44,163	9%	47,614	35,853	33%
Permian	3,463	-	100%	1,832	-	100%
Lobo	-	-	0%	-	733	(100%)
Other	220	176	25%	200	601	(67%)
Total (Boe/d)	51,748	44,339	17%	49,646	37,187	34%

Daily production:
Oil (Bbls/d)	14,962	11,673	28%	13,695	9,553	43%
NGLs (Bbls/d)	17,439	15,895	10%	17,529	12,218	43%
Natural Gas (Mcf/d)	116,079	100,629	15%	110,528	92,494	19%
Total (Boe/d)	51,748	44,339	17%	49,646	37,187	34%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$88.60	$90.52	(2%)	$95.04	$91.16	4%
Oil, including realized derivatives ($/Bbl)	88.55	88.13	0%	93.74	89.66	5%
NGL, excluding derivatives ($/Bbl)	34.12	31.18	9%	31.10	35.88	(13%)
NGL, including realized derivatives ($/Bbl)	34.73	33.44	4%	32.83	37.84	(13%)
Natural gas, excluding derivatives ($/Mcf)	3.62	3.34	8%	3.64	2.77	31%
Natural gas, including realized derivatives ($/Mcf)	3.77	3.69	2%	3.76	3.28	15%
Total (excluding realized derivatives) ($/Boe)	$45.24	$42.58	6%	$45.31	$42.09	8%
Total (including realized derivatives) ($/Boe)	$45.76	$43.57	5%	$45.82	$43.63	5%

Average costs (per Boe):
Direct LOE	$2.61	$2.46	6%	$2.49	$2.42	3%
Workovers	0.98	0.35	180%	0.39	0.09	333%
Insurance	0.05	0.05	0%	0.06	0.07	(14%)
Treating and Transportation	3.97	3.55	12%	3.94	3.81	3%
Taxes, other than income (1)	1.43	1.59	(10%)	1.71	1.76	(3%)
DD&A	13.69	11.50	19%	12.06	11.33	6%
G&A, excluding stock-based compensation	3.68	3.38	9%	3.42	3.69	(7%)
Interest expense	2.09	1.47	42%	1.98	1.79	11%

(1) includes production taxes and ad valorem taxes

Rosetta Resources Inc.
Derivatives Summary
Status as of February 24, 2014

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2014	Swap	6,000	93.13
Crude oil	2015	Swap	10,000	88.58
Crude oil	2016	Swap	1,000	84.40

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2014	Swap	10,000	37.10	(Includes Ethane)
NGLs	2015	Swap	5,000	31.87	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2014	Costless Collar	50,000	3.60	4.94
Natural gas	2015	Costless Collar	50,000	3.60	5.04

Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	40,000	4.18
Natural gas	2016	Swap	20,000	4.02

 Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months and twelve months ended December 31, 2013 and December 31, 2012.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions, transaction and financing costs associated with the Company’s Permian Acquisition, and charges for commercial disputes, all of which affect the comparability of operating results, along with the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net income (GAAP)	$29,495	$42,340	$199,352	$159,295
Unrealized derivative loss (gain)	13,064	(593)	16,345	(19,662)
Transaction and financing costs	125	-	7,958	-
Reserve for commercial disputes	20,450	-	20,450	-
Tax (benefit) expense	(12,154)	214	(16,169)	7,098
Adjusted net income (Non-GAAP)	$50,980	$41,961	$227,936	$146,731

Net income per share (GAAP)
Basic	$0.48	$0.81	$3.40	$3.03
Diluted	0.48	0.80	3.39	3.01

Adjusted net income per share (Non-GAAP)
Basic	$0.83	$0.80	$3.89	$2.80
Diluted	0.83	0.79	3.87	2.77

Rosetta Resources Inc.
Summary of Guidance

	2014 Full Year

MBoe/d
2014 Average Daily Production	60	-	65

$/BOE
Direct Lease Operating Expense	$2.85	-	$3.10
Workover Expenses	0.60	-	0.70
Insurance	0.05	-	0.05
Ad Valorem Tax	0.65	-	0.75
Treating and Transportation	4.20	-	4.60
Production Taxes	1.30	-	1.40
DD&A	14.60	-	16.05
G&A, excluding Stock-Based Compensation	3.40	-	3.70
Interest Expense	2.55	-	2.80